Exhibit 10.16

CONSULTING AGREEMENT

THIS AGREEMENT made with effect from the 1st day of January, 2015 (the “Effective Date”).

BETWEEN:

Jeffrey Bacha

(the “Consultant”)

AND:

DEL MAR PHARMACEUTICALS (BC) LTD., with a registered address of Suite 720 – 999 West Broadway, Vancouver, British Columbia, Canada, V5Z 1K5;

(the “Company”)

WHEREAS:

A.                                          The Company has agreed to engage the Consultant to provide the Services and the Consultant has agreed to provide such Services, in accordance with the terms and conditions contained herein;

B.                                          The Company and the Consultant are interested in exploring the potential of the Consultant becoming a full-time employee of the Company;

C.                                          The Consultant is an independent contractor and is not an employee of or partner or joint venturer with the Company;

D.                                          The Company has also requested that the Consultant enter into this Agreement in order to protect the proprietary interests of the Company and the Consultant has agreed to do so, to specify the obligations that the Consultant has agreed to accept as a condition of the Consultant being engaged to provide the Services;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties), the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following words and expressions have the following meanings unless the context otherwise requires:

(a)	“Agreement” means this consulting agreement and schedules attached to this consulting agreement, as amended or supplemented from time to time.
(e)	“Business” means the business of discovering and commercially developing, manufacturing, distributing, marketing and selling the Products.
(f)	“Competitive Business” means any firm, company or business that is in the business of discovering and commercially developing, manufacturing, distributing, marketing and selling products that are substantially similar to any of the Products.
(g)	“Confidential Information” means trade secrets and other information, in whatever form or media, in the possession of the Company and owned by the Company or by any of its suppliers, distributors, customers or other business partners (collectively, the “Associates”), which is not generally known to the public and has been specifically identified as confidential or proprietary by the Company or the Associate from whom the Company has obtained its rights, or its nature is such that it would generally be considered confidential in the industry in which the Company operates, or which the Company is obligated to treat as confidential or proprietary.

Confidential Information includes, without limitation, the following: (i) the Products and confidential or proprietary facts, data, techniques, materials and other information related to the Products or the Business of the Company; (ii) all Developments; (iii) information regarding the Company’s business operations, methods and practices, including market strategies, product pricing, margins and hourly rates for staff and information regarding the financial, legal and corporate affairs of the Company; (iv) the names of the Company’s Associates and the nature of the Company’s relationships with such Associates; and (v) technical and business information of or regarding the Company’s Associates.

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(h)	“Developments” includes, without limitation, all:
(i)	Products, software, documentation, research, data, designs, reports, flowcharts, trade-marks, specifications and source code listings, and any related works, including any enhancements, modifications or additions to the Products owned, marketed or used by the Company;
(ii)	copyrightable works of authorship including, without limitation, any technical descriptions for Products, user guides, illustrations and advertising materials; and
(iii)	inventions, devices, integrated circuit topographies, discoveries, concepts, ideas, algorithms, formulae, know-how, processes, techniques, systems, methods, operating capabilities and improvements, whether patentable or not, developed, created, generated or reduced to practice by the Consultant, alone or jointly with others, during the consulting relationship, which result from the consulting relationship or which result from the use of the premises or property (including equipment, supplies or Confidential Information) owned, leased or licensed by the Company or which reasonably relate to the Business of the Company

(j)	“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency or entity however designated or constituted.
(k)	“Products” means (i) therapies, approaches, screening methodologies, diagnostic assays and therapeutic molecules for treating disease using VAL-083; and (ii) any other products that the Company discovers, researches or develops during the consulting relationship.
(l)	“Services” means the services set out on Schedule “A” to this Agreement, or on any replacement thereof initialled by the parties.
1.2	Entire Agreement

This Agreement supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements, covenants, conditions, representations and warranties with respect to the subject matter of this Agreement. There is no representation, warranty, collateral term or condition affecting this Agreement for which any party can be held responsible in any way, other than as expressed in writing in this Agreement.

1.3	Amendments

No change or modification of this Agreement will be valid unless it is in writing and signed by each party to this Agreement.

1.4	Invalidity of Particular Provision

It is intended that all of the provisions of this Agreement will be fully binding and effective between the parties. In the event that any particular provision or provisions or a part of one or more is found to be void, voidable or unenforceable for any reason whatsoever, then the particular provision or provisions or part of the provision will be deemed severed from the remainder of this Agreement. The other provisions of this Agreement will not be affected by the severance and will remain in full force and effect.

1.5	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in such Province.

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  ARTICLE 2

ENGAGEMENT

2.1	Engagement

The Company hereby engages the Consultant to provide the Services to the Company, and the Consultant hereby covenants and agrees to provide such Services to the Company, subject to the terms and conditions of this Agreement. In providing the Services to the Company, the Consultant will:

(a)	act honestly and in good faith in what the Consultant reasonably believes to be in the best interests of the Company;
(b)	exercise the degree of care, diligence and skill that a reasonably prudent Consultant would exercise in comparable circumstances; and
(c)	generally use his best efforts to promote the business and interests of the Company.
2.2	Business of the Company

The Consultant will not, during the consulting relationship, engage in any business, enterprise or activity that is contrary to or detracts from the due performance of the Business of the Company.

2.3	Devotion of Time

While providing the Services, the Consultant will give the Company the full benefit of his knowledge, expertise and ingenuity.

2.4	Compensation

In recognition of the Consultant’s services to the Company during the term of this Agreement, the Company shall pay the Consultant USD $15,000 per month (the “Fee”) payable upon the first day of each month beginning on the Effective Date and monthly thereafter during the Term.

2.5	Expenses

The Consultant shall be reimbursed for reasonable out-of-pocket expenses related to the Engagement (the Expenses).

2.6	Consultant Not Employee

The parties agree that the Consultant is not an employee of the Company and, as such, there will be no deductions for any statutory withholdings such as income tax, Canada Pension Plan, Unemployment Insurance or Worker’s Compensation.

2.7	No Participation in Plans

The Consultant shall be entitled to participate in any medical, dental, extended health or group life insurance plans of the Company, in the event that such plans are put in place by the Company.

2.8	No Partnership

This Agreement will not be construed as creating a partnership, joint venture or agency relationship between the parties or any other form of legal association that would impose liability upon one party for any act or failure to act by the other party.

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 ARTICLE 3
CONFIDENTIAL INFORMATION

3.1	General Obligation of Confidentiality

The Consultant acknowledges that the Confidential Information consists entirely of trade secrets, confidential and proprietary information that is the exclusive property of the Company or Associates from whom the Company has obtained its rights. The Consultant will treat the Confidential Information in strict confidence and will not directly or indirectly, either during or subsequent to the consulting relationship, disclose, allow access to, transmit or transfer the Confidential Information to a third party (other than the Company’s directors, officers, bankers, legal and financial advisors in the ordinary course of business) unless otherwise required by law or by a regulatory authority having jurisdiction over the Company, or except as previously approved in writing by the Company. The Consultant will protect such Confidential Information from disclosure by exercising a standard of care as may reasonably be expected to preserve its secret and confidential nature. The Consultant acknowledges and agrees that nothing contained in this Agreement will be construed as an assignment to the Consultant of any right, title or interest in the Confidential Information. All right, title and interest relating to the Confidential Information is expressly reserved by the Company and the Associates from whom the Company has obtained its rights. All documents containing Confidential Information are the property of the Company. Without limiting the generality of the foregoing, the Consultant hereby transfers to the Company the property rights in all documents that now or hereafter may contain the Confidential Information.

3.2	Use of Confidential Information

Subject to section 2.1, the Consultant agrees that at all times during and subsequent to the Consultant’s consulting relationship with the Company, the Consultant will not use any of the Confidential Information in any manner except as reasonably required for the Consultant to provide the Services. Without limiting the generality of the foregoing, the Consultant agrees that at all times during and subsequent to the consulting relationship, the Consultant will not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance or marketing, of any product that is competitive with any of the Products.

3.3	Prohibition on Copying

The Consultant will not copy or reproduce the Confidential Information except in the course of his consulting relationship with and for the benefit of the Company or with the written approval of the Company. All such copies remain the property of the Company.

3.4	Exceptions

Any obligations specified in this Article will not apply to the following:

(a)	any information that is possessed by the Consultant prior to receipt from the Company, other than through prior disclosure by the Company, as evidenced by the Consultant’s business records;
(b)	any information that is published or available to the general public, other than through a breach of this Agreement or another agreement of confidentiality with the Company;
(c)	any information that is obtained by the Consultant from a third party with a valid right to disclose it, provided that the third party is not, directly or indirectly, under an obligation of confidentiality to the Company;
(d)	any information that is disclosed by the Consultant with the prior written approval of the Company; or
(e)	any information that is required to be disclosed by operation of law or the requirement of a governmental agency, provided that the Consultant will provide the Company with reasonable advance notice of any such proposed disclosure to give the Company a reasonable period of time in which to object to such disclosure.
3.5	Injunctive Relief

The Consultant acknowledges that irreparable harm may result to the Company if the Consultant breaches his obligations under this Article or under section 4.2. The Consultant acknowledges that such a breach may not properly be compensated by an award of damages. Accordingly, the remedy for any such breach may include, in addition to other available remedies and damages, injunctive relief or other equitable relief enjoining such breach at the earliest possible date.

3.6	Assignment

The Consultant agrees to make full disclosure to the Company of each Development promptly after its creation. The Consultant hereby assigns and transfers to the Company, and agrees that the Company will be the exclusive owner of, all of the Consultant’s right, title and interest in and to each Development throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein. The Consultant further agrees to cooperate fully at all times during and subsequent to the consulting relationship with respect to signing further documents and doing such acts and other things reasonably requested by the Company, at the Company’s expense, to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or other similar rights covering the Development. The Consultant agrees that the obligations in this section will continue beyond the termination of the consulting relationship with respect to any and all Developments created during the consulting relationship. For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential Information, it will be considered a work made for hire and the Company will be considered the author thereof.

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3.7	Waiver

The Consultant agrees that the Company, its assignees and their licensees are not required to designate the Consultant as the author of any Developments. The Consultant hereby waives in whole all moral rights that he may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution.

ARTICLE 4

RESTRICTIONS

4.1	Confidential Information of Others

The Consultant hereby represents and warrants to the Company that neither the execution nor the delivery of this Agreement will constitute or result in the breach of or default under any terms, provisions or conditions of, or conflict with or violate any contract to which the Consultant is a party or is subject to or by which the Consultant is bound or from which the Consultant derives benefit. The Consultant covenants that he will not improperly use or disclose any confidential or proprietary information of his former or current employers, partners, principals, co-venturers or customers and that the Consultant will not bring onto the Company’s premises any unpublished documents or any property belonging to any such persons or entities unless such persons or entities have given their consent. In addition, the Consultant will not violate any non-disclosure or proprietary rights agreement that the Consultant has signed with any person or entity prior to his execution of this Agreement, or knowingly infringe the intellectual property rights of any third party while a consultant of the Company.

4.2	Restrictions

The Consultant agrees to comply with all of the restrictions set forth below:

(a)	Except as set forth in Article 2 and Article 3 above, nothing in this Agreement shall be deemed to restrict in any way the rights of the Consultant, to conduct any other business or activity whatsoever, and the Consultant shall not be accountable to the Company with respect to that business or activity even if the business or activity is related to a Competitive Business, provided however; that the during the Term of this Agreement, the Consultant shall promptly disclose to the Company any such activities that would reasonably be considered conflicts of interest, including but not limited to corporate or institutional affiliations wherein the Consultant is an officer, partner, member, manager, a member of an advisory board, a member of the Board of Directors, or is engaged as an employee, advisor, research, educator or consultant (whether formally, informally, by contract or otherwise). The Company shall not have any right, by virtue of this Agreement, to share or participate in any other investments or activities of the Consultant.
(b)	at all times during the consulting relationship and for a period of six months after the termination of the consulting relationship in accordance with this Agreement (regardless of which party terminates the consulting relationship and regardless of the reason for such termination, if any), the Consultant will not, either directly or indirectly, on his own behalf or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate to any Competitive Business, any business or actively sought prospective business of the Company or any customers with whom the Company has current agreements relating to the Business of the Company, or with whom the Consultant has dealt, or with whom the Consultant has supervised negotiations or business relations, or about whom the Consultant has acquired Confidential Information in the course of the consulting relationship;
(c)	at all times during the consulting relationship and for a period of one year after the termination of the consulting relationship in accordance with this Agreement (regardless of which party terminates the consulting relationship and regardless of the reason for such termination, if any), the Consultant will not, either directly or indirectly, on his own behalf or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, any person employed by the Company or persuade or attempt to persuade any such individual to terminate his or her employment with the Company; and
(d)	at all times during the consulting relationship and thereafter, the Consultant will not directly or indirectly impair or seek to impair any relationships that the Company has with its employees, consultants, customers, suppliers, agents or other parties with which the Company does business or has contractual relations.

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ARTICLE 5
TERM and TERMINATION

5.1                                      Term

The term of this agreement will until December 31, 2015, unless extended by mutual agreement of the parties.

5.2                                      Termination by Consultant

The Consultant may, at any time, give 30 days’ advance written notice to the Company of his intention to terminate this Agreement and on the expiration of such period this Agreement will be terminated. Such notice may expire on any day of the month and any fees payable hereunder will be proportioned to the date of such termination. The parties hereby agree that in order to protect the Company’s proprietary interests, the Company may, in its sole discretion, waive its right to receive advance written notice from the Consultant and end this Agreement immediately.

5.3                                      Termination by Company

The Company may, at any time in its sole discretion, terminate this Agreement without advance notice by delivering written notice to the Consultant accompanied by the funds required to exercise the Company’s Repurchase Right in effect at the time of such Termination.

5.4                                      Return of Property

Upon termination of this Agreement, the Consultant will return to the Company all Company property including all written information, tapes, discs or memory devices and copies thereof, and any other material on any medium in the Consultant’s possession or control pertaining to the consulting relationship, without retaining any copies or records of any Confidential Information whatsoever. .

ARTICLE 6
GENERAL

6.1                                      Arbitration

All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, will be referred to and finally resolved by arbitration under the Rules of the British Columbia International Commercial Arbitration Centre. The appointing authorities will be the British Columbia International Commercial Arbitration Centre. The case will be administered by the British Columbia International Commercial Arbitration Centre in accordance with its “Procedures for Cases Under the BCICAC Rules”. The place of arbitration will be Vancouver, British Columbia, Canada.

6.2                                      Notices

Any notice, direction, request or other communication required or contemplated by any provision of this Agreement will be given in writing and will be given by delivering or faxing same to the Company or the Consultant, as the case may be, as follows:

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(a)	To the Consultant at:

Suite 720 – 999 West Broadway

Vancouver, British Columbia

Canada, V5Z 1K5

Fax No.: (604) 608-5685

(b)	To the Company at:

c/o Suite 720 – 999 West Broadway

Vancouver, British Columbia

Canada, V5Z 1K5

Attention: Jeffrey Bacha, Chief Executive Officer

Fax No.: (604) 608-5685

Any such notice, direction, request or other communication will be deemed to have been given or made on the date on which it was delivered or, in the case of fax, on the next business day after receipt of transmission. Either party may change its fax number or address for service from time to time by notice in accordance with the foregoing.

6.3                                      Waiver

No failure or delay on the part of any party in exercising any power or right under this Agreement will operate as a waiver of such power or right, nor will any single or partial exercise of any such right or power preclude any further or other exercise of such right or power under this Agreement. No modification or waiver of any provision of this Agreement and no consent to any departure by any party from any provision of this Agreement will be effective unless it is in writing. Any such waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any party in any circumstances will entitle such party to any other or further notice or demand in similar or other circumstances.

6.4	Enurement

This Agreement will enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and assigns.

6.5 Survival

The provisions of Articles 1, 3 and 5 and of sections 2.4 and 4.2 of this Agreement will survive the termination of this Agreement and the consulting relationship.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

Del Mar Pharmaceuticals (BC) Ltd.

Per:

/s/ John Bell
John Bell, Director

DelMar Pharmaceuticals, Inc., parent company to Del Mar Pharmaceuticals (BC) Ltd.

/s/ Jeffrey Bacha
Jeffrey Bacha

Consultant

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Schedule “A” - Services

•	Serving as a member of the Company’s Board of Directors;
•	Serving as the Company’s President & CEO;
•	Other Services as the Company may reasonably request.

Company:./s/ John Bell

Consultant:/s/ Jeffrey Bacha

Date: January 1, 2015

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